EXHIBIT 99(B)

SERVICER’S COMPLIANCE CERTIFICATE

     I, Joseph Andries, the duly authorized Senior Vice President of Lyon Financial Services, Inc. d/b/a US Bancorp Portfolio Services (the “Servicer”), hereby certify as follows in connection with the delivery of the Annual Report on Form 10-K of DVI Receivables X, L.L.C. (the “Report”), pursuant to Section 8.05 of the Amended and Restated Contribution and Servicing Agreement, dated as of June 1, 1999, by and between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp. X, as Transferor (as amended, the “Agreement”):

1.	I have reviewed the relevant terms of the Agreement and have made, or caused to be made under my supervision, a review of the activities of the Servicer during the period from February 24, 2004 through the end of the year covered by such Report.

2.	Such review has not disclosed the existence of any Servicer Event of Default (as defined in the Agreement).

3.	On the basis of such review, I am of the opinion that during such period the Servicer has serviced the Contracts (as defined in the Agreement) in compliance with the procedures of the Agreement.

I consent to the filing of this certificate as an exhibit to the Report as required by the rules and regulations of the Securities and Exchange Commission.

In witness whereof, I have hereunto signed my name.

/s/ Joseph Andries
Senior Vice President, Lyon
Financial Services, Inc. d/b/a US
Bancorp Portfolio Services